EXHIBIT 12.1
BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
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

                                                 Year Ended December 31
                                 __________________________________________________________
                                   1999         1998        1997        1996        1995
                                 _________   _________   _________   _________    _________
                                          (dollar amounts expressed in thousands)

Interest costs                   $ 158,980    $ 174,541  $  153,691   $ 146,234   $ 154,469
Interest capitalized
  during the period                    238        1,341      10,575      17,778       3,549
Interest factor related to
  noncapitalized leases(1)          13,065       11,308      11,931      12,982       8,600
                                 _________   _________   _________   _________    _________
  Total fixed charges            $ 172,283    $ 187,190  $  176,197   $ 176,994   $ 166,618

Income (loss) before
  income taxes, minority
  interest, and cumulative
  effect of accounting change    $ 355,940    $ (16,878)  $ (28,930)  $  31,340   $ 589,410
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received            (6,115)       3,791       5,180      (1,290)    (36,861)
Total fixed charges                172,283      187,190     176,197     176,994     166,618
Less: Interest capitalized            (238)      (1,341)    (10,575)    (17,778)     (3,549)
      Guarantee of interest
        on ESOP debt               (12,856)     (14,671)    (16,341)    (17,874)    (19,339)
                                 _________   _________   _________   _________    _________
Total earnings before
  fixed charges                  $ 509,014    $ 158,091   $ 125,531   $ 171,392   $ 696,279

  Ratio of earnings to
    fixed charges                     2.95          -           -           -          4.18

Excess of fixed charges over
  earnings before fixed
  charges                        $     -      $  29,099   $  50,666   $   5,602   $     -


(1)	Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.
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